Exhibit 99.1

CASELLA WASTE SYSTEMS, INC. ANNOUNCES BUSINESS FINANCE AUTHORITY OF THE STATE OF NEW HAMPSHIRE SOLID WASTE DISPOSAL REVENUE BOND OFFERING

RUTLAND, VERMONT (March 25, 2013) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today an offering of up to $5,500,000 principal amount of Business Finance Authority of the State of New Hampshire (“BFA”) Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project), Series 2013 (the “Bonds”) due April 1, 2029, under an indenture between BFA and the Bond trustee. An additional $5,500,000 aggregate principal amount of Bonds may be offered under the same indenture in the future. The net proceeds of the Bonds will be loaned to Casella to enable it to repay borrowings under its revolving credit facility for assets purchased in New Hampshire since October 5, 2011. A letter of credit payable to the Bond trustee may be drawn on to pay the principal, purchase price and interest due on the Bonds.

The Bonds have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any sale of the Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as Casella “anticipates,” “will,” “intends,” and other similar expressions. Among the forward-looking statements in this press release are statements regarding the issuance of the Bonds and Casella’s expectations regarding the use of proceeds of the Bonds. All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. Casella cannot guarantee that it will complete the issuance on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things, market conditions and Casella’s ability to consummate the issuance of the Bonds. Casella expressly disclaims any obligation to update such statements to reflect change in its expectations whether as a result of new information, future events or otherwise, except as required.

Contact:

Investors:

Ned Coletta

Chief Financial Officer

(802) 772-2239

Media:

Joseph Fusco

Vice President

(802) 772-2247